    As filed with the Securities and Exchange Commission on January 27, 1999

                                                      Registration No. 333-65743

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------


                                 AMENDMENT NO. 2

                                       TO
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                ----------------

                          QUINTILES TRANSNATIONAL CORP.
             (Exact name of registrant as specified in its charter)

                       NORTH CAROLINA                                              56-1714315
(State or other jurisdiction of incorporation or organization)        (I.R.S. Employer Identification No.)

                              4709 CREEKSTONE DRIVE
                         RIVERBIRCH BUILDING, SUITE 200
                        DURHAM, NORTH CAROLINA 27703-8411
                                 (919) 998-2000
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            DENNIS B. GILLINGS, PH.D.
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                          QUINTILES TRANSNATIONAL CORP.
                              4709 CREEKSTONE DRIVE
                         RIVERBIRCH BUILDING, SUITE 200
                        DURHAM, NORTH CAROLINA 27703-8411
                                 (919) 998-2000
    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            -------------------------
                                   COPIES TO:

                              GERALD F. ROACH, ESQ.
                               AMY J. MEYERS, ESQ.
                            SMITH, ANDERSON, BLOUNT,
                      DORSETT, MITCHELL & JERNIGAN, L.L.P.
                         2500 First Union Capitol Center
                          Raleigh, North Carolina 27601
                                 (919) 821-1220



        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.
        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

================================================================================
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                                         QUINTILES TRANSNATIONAL CORP.

                                       1,209,784 SHARES OF COMMON STOCK



                                 The shareholders listed inside are offering to sell 1,209,784 shares of Quintiles common stock. The selling shareholders obtained their shares when we acquired one of seven different companies, including Crossbox, Ltd., ClinData International (Proprietary) Limited, Data Analysis Systems, Inc., Simirex, Inc., The Royce Consultancy plc, QED International, Inc, and H2V S.A., and when we acquired certain business assets from Richard J. Fordham.

                                 The selling shareholders may offer their Quintiles shares through public or private transactions, on or off the Nasdaq National Market, at prevailing market prices, or at privately negotiated prices. We will not receive any part of the proceeds from the sales.


                                 Quintiles common stock is listed on the Nasdaq National Market under the symbol "QTRN". On January 26, 1999, the last reported sale price of our common stock was $46.375 per share.

                                 ===============================================
                                 You should consider carefully the risk factors beginning on page 3 before making a decision to purchase our stock.
                                 ===============================================


                                 NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                 The date of this prospectus is ________, 1999.

                                 ABOUT QUINTILES

Quintiles is a market leader in providing full-service contract research, sales, marketing and health care policy consulting and health information management services to the global pharmaceutical, biotechnology, medical device and health care industries. Supported by our extensive information technology capabilities, we provide a broad range of contract services to help our clients reduce the length of time from the beginning of development to peak sales of a new drug or medical device. Our contract research services include a full range of development services focused on helping our clients through the development and regulatory approval of a new drug or medical device. Our contract sales services, including sales and specialized marketing support services, focus on helping our clients achieve commercial success for a new product or medical device. We also offer healthcare policy research and management consulting which emphasize improving the quality, availability and cost-effectiveness of healthcare.


Recent Transactions

On December 14, 1998, we agreed to acquire all of the outstanding stock of Pharmaceutical Marketing Services Inc. ("PMSI") in a merger that would result in PMSI becoming a subsidiary of Quintiles. Through its Scott-Levin subsidiary in the United States. PMSI provides a range of information and market research services to pharmaceutical and healthcare companies to enable them to optimize the performance of their sales and marketing activities. As a result of the merger, the PMSI shareholders would exchange their PMSI common stock for Quintiles common stock either by exchanging all their shares at closing, or electing to exchange half of their shares at closing and deferring receipt of the other half for 75 days. A PMSI shareholder who elects to defer will receive a contingent value payment for each share of Quintiles common stock received on the 75th day after closing. Payment under the contingent value payments, if any, will equal the difference between the Quintiles stock price used to determine the final exchange ratio of the PMSI transaction and the average Quintiles stock price over a defined period ending on the 75th day after closing of the PMSI transaction. The final exchange ratio for determining the number of Quintiles shares to be issued to PMSI shareholders will be determined by dividing $15.40 by the average closing price of Quintiles common stock for the 10 trading days ending on the day that is two days immediately before the closing. PMSI shareholders must approve the transaction. PMSI common stock is listed on the Nasdaq National Market under the symbol "PMRX". As of December 31, 1998, 12,418,921 shares of PMSI common stock were outstanding.

On December 15, 1998 Quintiles agreed to acquire all of the outstanding stock of ENVOY Corporation ("ENVOY") in a merger that would result in ENVOY becoming a subsidiary of Quintiles. ENVOY common stock is listed on the Nasdaq National Market under the symbol "ENVY". As of January 26, 1999, there were 24,389,000 shares of ENVOY common stock and 2,800,000 shares of ENVOY Series B Convertible Preferred Stock outstanding. ENVOY shareholders would receive 1.166 shares of Quintiles common stock in exchange for each outstanding share of ENVOY common stock and Series B convertible preferred stock. The transaction requires shareholder approval of both Quintiles and ENVOY. ENVOY's directors and holders of Series B Convertible Preferred Stock have agreed to vote in favor of the proposed transaction.

Effective January 1, 1999, we completed our previously announced acquisition of substantial assets of Hoechst Marion Roussel's Kansas City-based Drug Innovation and Approval organization and the opening of a Kansas City contract research facility.

                        RISK FACTORS YOU SHOULD CONSIDER


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In addition to the other information provided or incorporated by reference in this prospectus, you should consider the following factors carefully in evaluating us and our business before making an investment decision. Additional risks and uncertainties not presently known to us, that we currently deem immaterial or that are similar to those faced by other companies in our industry or business in general may also impair our business operations. If any of the following risks occur, our business, financial condition, or results of operations could be materially adversely affected. In that event, the trading price of our common stock could decline, in which case the value of your investment may decline as well. You should also refer to "Forward Looking Statements" on page 21.
===============================================================================

Our Operating Results Depend on Trends in the Pharmaceutical and Biotechnology Industries

     Economic factors and industry trends that affect our primary customers, pharmaceutical and biotechnology companies, also affect our business. For example, the practice of many companies in these industries has been to hire outside organizations such as ours to conduct large clinical research and sales and marketing projects. We have benefited from this practice. If this trend were to change and companies in these industries reduced their tendency to outsource those projects, our operations and financial condition could be materially and adversely affected. In addition, numerous governments have undertaken efforts to control growing healthcare costs through legislation, regulation and voluntary agreements with medical care providers and pharmaceutical companies. If future regulatory cost containment efforts limit the profits which can be derived on new drugs, our customers may reduce their research and development spending which could reduce the business they outsource to us. We cannot predict the likelihood of any of these events or the effects they would have on our business, results of operations or financial condition.

We Must Manage Our Growth

     We have grown rapidly over the past 10 years and intend to continue to pursue an aggressive growth strategy, both through acquisitions and internal expansion of products and services. Our continuing growth places significant demands on our existing operational, human and financial resources. We may not be able to grow effectively or manage our growth successfully, and the failure to do so could have a material adverse effect on our business, results of operations and financial condition.

     In order to meet the current and future demands caused by our growth, we must continue to (1) improve our operating and administrative systems, (2) attract and retain qualified management, professional, scientific and technical personnel, (3) assimilate differences in foreign business practices and overcome language barriers, and (4) successfully integrate acquired companies, including those in new lines of business.

Our Growth Depends on Our Ability to Implement Our Acquisition Strategy and Successfully Integrate Acquisitions

     A key element of our growth strategy depends on our ability to complete acquisitions that complement or expand our business and successfully integrate the acquired companies into our operations. If we are unable to successfully execute our acquisition strategy, there could be a material adverse effect on our business, results of operations and financial condition.

     In 1998, we completed 11 acquisitions and announced agreements to acquire PMSI and ENVOY. The PMSI and ENVOY acquisitions would expand our lines of business and involve new risks. In addition, we are currently reviewing many acquisition candidates and continually evaluating and competing for new acquisition opportunities. We plan to continue to take an aggressive approach to our acquisition strategy; however, such a course of action poses a number of challenges and risks, including the following:

         - the ability to achieve anticipated synergies from combined operations;

         - integrating the operations and personnel of acquired companies, especially those in lines of business that differ from our current lines of business;

         - the ability of acquired companies to meet anticipated revenue and net income targets;

         - potential loss of the acquired companies' key employees;


         - Year 2000 risks of the acquired companies;

         - the possibility that we may be adversely affected by risk factors present at the acquired companies;

         - potential losses resulting from undiscovered liabilities of acquired companies that are not covered by the indemnification we may obtain from the sellers;

         - the ability to expand the data analyses portion of ENVOY's business, if the ENVOY acquisition is completed;

         - risks of assimilating differences in foreign business practices and overcoming language barriers (for acquisitions of foreign companies); and

         - risks experienced by companies in general that are involved in acquisitions.

     Due to these risks, we may not be able to successfully execute our acquisition strategy.

Our Growth Depends on Our Ability to Successfully Develop and Market Potential New Services

     Another key element of our growth strategy is the successful development and marketing of new services which complement or expand our existing business. If we are unable to succeed in (1) developing new services and
     (2) attracting a customer base for those newly developed services, we will not be able to implement this element of our growth strategy, and our future business, results of operations and financial condition could be adversely affected.

     As a result of our proposed acquisition of ENVOY, we are currently considering expanding our pharmaceutical and healthcare information and market research services. This type of service, often called data mining, employs healthcare information to analyze aspects of current healthcare products and procedures for use in producing new products and services. It is also used to evaluate trends in medical treatment and effectiveness or to analyze the effectiveness of sales and marketing of existing products. In addition to the other difficulties associated with the development of any new service, our ability to develop this line of service may be limited further by the necessity to obtain additional rights to use data in connection with new products or services and by laws and regulations that may limit our use of healthcare information. Due to these and other limitations, we cannot assure you that we will be able to develop this type of service successfully. Our inability to develop new products or services or any delay in the development of them may adversely affect our ability to realize some of the synergies we anticipate from the proposed acquisition of ENVOY.

Our Contract Sales Services Are Subject to the Risks of an Emerging Market

     The market for outsourced contract sales services, or hiring outside organizations to perform sales and marketing projects, is still emerging in some countries where we operate, including the United States. The rate at which pharmaceutical and biotechnology companies have begun to outsource sales and marketing projects has varied significantly by market and geographical region and we expect to continue to experience such variations with respect to our target markets in the future. Consequently, we face the risks inherent in a new or emerging industry. These risks include the risk that an established market may not develop.

The Markets in Which We Operate Are Highly Competitive

     If we are unable to maintain or improve our competitive position or successfully compete in the markets in which we do business, our financial results could be adversely affected. Since we offer an extensive range of services, we confront a broad range of competitors. Some of our competitors compete against us only with respect to a single service or group of services, while others may compete across a broader portion of our service lines. Our competitors generally fall within two categories: contract research organizations and contract sales organizations.

         Contract Research Organizations: Contract research organizations offer a variety of services that facilitate and advance the development of new drugs and medical devices. These services include pre-clinical planning, clinical trial supervision and regulatory submission and approval. Our competitors providing services of this type include traditional contract research organizations; the in-house research and development departments of pharmaceutical companies; universities and teaching hospitals; and consulting firms, including boutique firms specializing in the healthcare industry and the healthcare departments of large consulting firms.

         Contract Sales Organizations: Contract sales organizations offer services designed to promote and assist in the development of a commercial market for drugs and medical devices, as well as health management services. Our competitors providing services of this type include in-house sales and marketing departments of pharmaceutical companies; contract sales organizations in countries where we operate; and consulting firms offering medical communications services.

     The highly competitive nature of the market for contract services may lead to price and other forms of competition that could have an effect on our profit margins. In addition, the trend towards consolidation within the pharmaceutical industry and among the providers of contract research and contract sales services could result in greater competition among the larger contract research and contract sales providers for customers and acquisition candidates. We also are likely to face new competition if we expand in new lines of business through acquisitions.

Our Results Could Be Adversely Affected by the Potential Loss or Delay of Our Large Contracts

     Many of our customers can terminate our contracts upon 15-90 days' notice. In the event of termination, our contracts often provide for fees for winding down the project. Still, the loss or delay of a large contract or the loss or delay of multiple contracts could adversely affect our future net revenue and profitability.

Our Backlog May Not Be Indicative of Future Results


     We report backlog based on anticipated net revenue from uncompleted projects that a customer has authorized. A number of factors may affect our backlog, including:

         - the variable size and duration of projects (some are performed over several years);

         - the loss or delay of projects; and

         - a change in the scope of work during the course of a project.

     We cannot assure you that the backlog we have reported will be indicative of our future results.


Cost Overruns on Our Fixed Price Contracts Could Affect Our Results of
Operations


     Most of our service contracts have either a fixed price, a fixed price with variable components or a fee-for-service subject to a cap. Under this structure, we bear the risk of cost overruns. Underpricing of contracts or significant cost overruns could have a material adverse effect on us.


We Face Risks Concerning the Year 2000 Issue

     The Year 2000 issue results from computer processors and software failing to process date values correctly, potentially causing system failures or data corruption. The Year 2000 issue could cause disruptions of our operations, including, among other things, a temporary inability to process information; receive information, services or products from third parties; interface with customers in the performance of contracts, or operate or communicate in some or all of the regions in which we do business.

     We face both internal and external risks from the Year 2000 issue. If realized, these risks could have a material adverse effect on our business, results of operation or financial condition. Our primary internal risk is that our systems will not be Year 2000 compliant on time. The magnitude of this risk depends on our ability to achieve compliance of both internally and externally developed systems or to migrate to alternate systems in a timely fashion. The decentralized nature of our business may compound this risk if we are unable to coordinate efforts across our global operations on a timely basis. We established a Year 2000 Program to address the Year
     2000 issue, which management believes will successfully address these risks, however, we cannot assure you that this program will be completed in a timely manner. For a more complete discussion of our Year 2000 Program and progress to date, you should refer to the explanation of it in Management's Discussion and Analysis of Financial Condition and Results of Operations included in our most recent Form 10-Q.


     Notwithstanding our Year 2000 Program, we also face external risks that may be beyond our control. Our international operations and our relationships with foreign third parties create additional risks for us, as many countries outside the United States have been less attuned to the Year 2000 issue. These risks include the possibility that infrastructural systems, such as electricity, water, natural gas or telephony, will fail in some or all of the regions in which we operate, as well as the danger that the internal systems of our foreign suppliers, service providers and customers will fail. Our business also requires considerable travel, and our ability to perform services under our customer contracts could be negatively affected if air travel is disrupted by the Year 2000 issue.


     In addition, our business depends heavily on the healthcare industry, particularly on third party physician investigators. The healthcare industry, and physicians' groups in particular, to date may not have focused on the Year 2000 issue to the same degree as some other industries, especially outside of major metropolitan centers. As a result, we face increased risk that our physician investigators will be unable to provide us with the data that we need to perform under our contracts on time, if at all. Thus, the clinical study involved could be slowed or brought to a halt. Also, the failure of our customers to address the Year 2000 issue could negatively impact their ability to utilize our services. While we intend to develop contingency plans to address certain of these risks, we cannot assure you that any developed plans will sufficiently insulate us from the effects of these risks. Any disruptions resulting from the realization of these risks would affect our ability to perform our services. If we are unable to receive or process information, or if third parties are unable to provide information or services to us, we may not be able to meet milestones or obligations under our customer contracts, which could have a material adverse effect on our business, results of operations and financial condition.

     Our estimates regarding the cost, timing and impact of addressing the Year 2000 issue are based on numerous assumptions of future events, including the continued availability of certain resources, our ability to meet our deadlines and the cooperation of third parties. We cannot assure you that our assumptions will be correct and that these estimates will be achieved. Actual results could differ materially from our expectations as a result of numerous factors, including the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, unforeseen circumstances that would cause us to allocate our resources elsewhere and similar uncertainties.

We Depend on Key Executives and Personnel

     Our success substantially depends on the performance, contributions and expertise of our senior management team, led by Dennis B. Gillings, Ph.D., our Chairman of the Board of Directors and Chief Executive Officer. We maintain key man life insurance on Dr. Gillings in the amount of $3 million. Our performance also depends on our ability to attract and retain qualified management and professional, scientific and technical operating staff, as well as our ability to recruit qualified representatives for our contract sales services. The departure of Dr. Gillings, or any key executive, or our inability to continue to attract and retain qualified personnel could have a material adverse effect on our business, results of operations or financial condition.

We Face Exposure to Potential Liabilities


     Potential Liabilities Arising From Our Contract Research Services

     We contract with physicians to serve as investigators in conducting clinical trials to test new drugs on human volunteers. Such testing creates risk of liability for personal injury to or death of volunteers, particularly to volunteers with life-threatening illnesses, resulting from adverse reactions to the drugs administered during testing. It is possible third parties could claim that we should be held liable for losses arising from any professional malpractice of the investigators with whom we contract or in the event of personal injury to or death of persons participating in clinical trials. We do not believe we are legally accountable for the medical care rendered by third party investigators, and we would vigorously defend any such claims. Nonetheless, it is possible we could be found liable for those types of losses.

     In addition to supervising such tests, we also own a number of labs where Phase I clinical trials are conducted. Phase I clinical trials involve testing a new drug on a limited number of healthy individuals, typically 20 to 80 persons, to determine the drug's basic safety. We also could be liable for the general risks associated with ownership of such a facility. These risks include, but are not limited to, adverse events resulting from the administration of drugs to clinical trial participants or the professional malpractice of Phase I medical care providers.

     Potential Liabilities Arising From Our Other Services

     We also could be held liable for errors or omissions in connection with the services each of our service groups perform.

     Measures We Take to Reduce Our Risk From Potential Liabilities.

     We attempt to reduce risk from potential liabilities through:

         - contractual indemnification provisions with customers and investigators;

         - insurance maintained by us, our customers and our investigators;

         - various regulatory requirements, including the use of institutional review boards; and

         - the procurement of each volunteer's informed consent to participate in a study.


     You should note several aspects about our contractual indemnifications. First, they generally do not fully protect us against some of our own actions, such as negligence. Second, the terms and scope of each indemnification vary from customer to customer and from clinical trial to clinical trial. Finally, the financial performance of any of these indemnities is not secured. As a result, we bear the risk that the indemnifying party may not have the financial ability to fulfill its indemnification obligations.


     Our professional liability insurance covers the worldwide territories in which we operate and includes drug safety issues, as well as data processing errors and omissions. We can offer you no assurance that we will be able to maintain this insurance on terms acceptable to us or that this insurance will cover all of our losses. We caution you that our financial condition could be materially and adversely affected if we were required to pay damages or bear the costs of defending any claim (1) outside the scope of or in excess of a contractual indemnification provision, (2) beyond the level of insurance coverage or (3) in the event that an indemnifying party does not fulfill its indemnification obligations.


Government Regulation May Affect Our Business

     Governmental agencies throughout the world, but particularly in the United States, highly regulate the drug development/approval process. Changes in governmental regulations could have a material adverse effect on our operations or financial condition. For instance, potential regulatory changes under consideration in the United States and elsewhere include mandatory substitution of generic drugs for patented drugs, relaxation in the scope of regulatory requirements or the introduction of simplified drug approval procedures. These and other changes in regulation could have an impact on the business opportunities available to us. In addition, any failure on our part to comply with applicable regulations could result in the termination of ongoing clinical research or sales and marketing projects or the disqualification of data for submission to regulatory authorities, either of which could have a material adverse effect on us.

     The confidentiality of healthcare information is subject to government regulation and may be the subject of additional government regulation, particularly in the United States and Europe. Additional legislation governing the possession, use and dissemination of healthcare information is in various stages of proposal and adoption at both the state and federal levels in the United States and among the countries of the European Union. This legislation may (1) limit the use of some healthcare information in the data bases we plan to employ for analytical products; or (2) require us to develop compliance and security measures in connection with products that may require substantial expenditures to implement. These and other changes in regulation could limit our ability to offer some products or have an impact on the business opportunities available to us.

Exchange Rate Fluctuations May Affect Our Results of Operations and Financial Condition

     Because we derive a large portion of our net revenue from our operations outside the United States, factors associated with international operations, including changes in foreign currency exchange rates and uncertainties relative to regional economic circumstances, could significantly affect our results of operations and financial condition. Exchange rate fluctuations between local currencies and the U.S. dollar create risk in several ways, including:


         - Foreign Currency Translation Risk. The revenue and expenses of our foreign operations are generally denominated in local currencies.

         - Foreign Currency Transaction Risk. Our service contracts may be denominated in a currency other than the currency in which we incur expenses related to such contracts.

     We try to limit these risks through exchange rate fluctuation provisions stated in our service contracts, or we may hedge our transaction risk with foreign currency exchange contracts or options. Despite these efforts, we may still experience fluctuations in financial results from our operations outside the United States, and we cannot assure you that we will be able to favorably reduce our currency transaction risk associated with our service contracts.


     On January 1, 1999, a new currency, the euro, became the legal currency for 11 of the 15 member countries of the European Economic Community. Between January 1, 1999 and January 1, 2002, governments, companies and individuals may conduct business in these countries in both the euro and existing national currencies. On January 1, 2002, the euro will become the sole currency in these countries. We are evaluating the impact conversion to the euro will have on our business. In particular we are reviewing (1) whether we may have to change the prices of our services in the different countries because they will now be denominated in the same currency in each country and (2) whether we will have to change the terms of any financial instruments in connection with our hedging activities described above. Based on current information and our initial evaluation, we do not expect the cost of any necessary corrective action to seriously harm our business. However, we will continue to evaluate the impact of these and other possible effects of the conversion to the euro on our business. We cannot guarantee that the costs associated with the conversion to the euro will not in the future seriously harm our business, results of operations or financial condition.

Our Quarterly Results May Vary

     The results of our operations have been, and can be expected to be, subject to quarterly fluctuations. Our quarterly results can fluctuate as a result of a number of factors, such as (1) the timing of start-up expenses for the new offices we open; (2) the completion of any of our acquisitions; (3) the completion or commencement of significant contracts; (4) changes in the mix of services we offer to our clients; and (5) foreign exchange rate fluctuations.


     Because of these factors, we believe that you should not rely on quarterly comparisons of our financial results as an indication of our future performance.


We May Become Subject to Risks Applicable to PMSI and ENVOY

     If we successfully complete the pending mergers with either PMSI or ENVOY, we will become subject to the risks applicable to their businesses. These risks are not described in this prospectus. You may learn more about those companies, and the risk factors associated with their operations, by obtaining copies of the reports and information which PMSI and ENVOY each file with the SEC. Copies of these materials are available at the SEC's reference room in Washington D.C. or on the SEC's web site at http://www.sec.gov.


                                 USE OF PROCEEDS

The selling shareholders will receive all net proceeds from the sale of their shares. We will not receive any proceeds from the sale of the shares.

                              SELLING SHAREHOLDERS

The selling shareholders obtained their shares when we acquired one of seven different companies, including Crossbox, Ltd., ClinData International (Proprietary) Limited, Data Analysis Systems, Inc., Simirex, Inc., The Royce Consultancy plc, QED International, Inc, and H2V S.A., and when we acquired certain business assets from Richard J. Fordham. Pursuant to the terms of each acquisition, we agreed to register certain amounts of each selling shareholder's shares for resale by the selling shareholder. We are registering this Common Stock to permit public secondary trading in the shares. The selling shareholders may offer and sell the shares from time to time pursuant to this prospectus, as further discussed under the caption, "Plan of Distribution."

The following table sets forth important information about each selling shareholder as of October 14, 1998.


                                                   Shares Beneficially          Shares      Shares Beneficially
                                                   Owned Prior                  Being       Owned After
Name                                               To Offering(1)               Offered     Offering(1)
----                                               ---------------------------  -------     -------------------------

                                                     Number          Percent                Number          Percent
                                                     ------          -------                ------          -------
Former Crossbox, Ltd. Shareholders
Michael F. Parker (2)............................    23,581             *            7,070  16,511             *
Georgiana W. Bronfman (3)........................    23,581             *            7,070  16,511             *
Hampshire Investment Company (4).................    23,581             *            7,000  16,581             *

Former ClinData International (Proprietary) Limited Shareholders
Hermanus G. Luus (5).............................    41,293             *           41,293       0             *
Robert Schall (6)................................    41,293             *           41,293       0             *
Theodorus P. Erasmus(7)..........................    41,293             *           41,293       0             *

Former Data Analysis Systems, Inc. Shareholders
James N. Arvesen (8).............................    85,320             *           15,000  70,320             *
Richard W. Johnston (9)..........................    85,320             *            9,000  76,320             *
Aditya K. Jha (10)...............................    41,429             *           16,000  25,429             *
David L. Schellenberg (11).......................    41,019             *            5,000  36,019             *
Walter J. Farrar (12)............................    19,738             *            8,880  10,858             *
Stephen A LoSardo (13)...........................    19,738             *            9,184  10,554             *
Cynthia K. Yule (14).............................     1,903             *              950     953             *
Sharon L. Behrends (15)..........................       869             *              434     435             *
John L. Badolato (16)............................     7,662             *            3,831   3,831             *
David R. Stokar (17).............................     3,576             *            1,788   1,788             *

Former Simirex, Inc. Shareholders
Peter Bernardo (18)..............................   383,273             *           63,240 256,793             *
Loretta Bernardo (19)............................   383,273             *           63,240 256,793             *

Former Royce Consultancy PLC Shareholders
Harold W. Clark(20)..............................   581,170             *          581,170       0             *
Ian C. Hogan (21)................................    83,024             *           83,024       0             *


                                                   Shares Beneficially          Shares      Shares Beneficially
                                                   Owned Prior                  Being       Owned After
Name                                               To Offering(1)               Offered     Offering(1)
----                                               ---------------------------  -------     -------------------------

                                                     Number          Percent                Number          Percent
                                                     ------          -------                ------          -------
Former QED International, Inc. Shareholders
Richard Johnson, M.D (22)........................   392,640             *          129,571  263,069            *
Robert Blink (23)................................   130,880             *           43,190   87,690            *

Former H2V S.A. Shareholders
Alain Volle (24).................................    63,070             *           22,070   41,000            *
Henri Vincent (25)...............................     7,403             *            2,590    4,813            *
Pierre Henriot (26)..............................     7,403             *            2,590    4,813            *

Former Owner of certain business assets
Richard J. Fordham...............................     4,013             *            4,013        0            *


--------------------
*   Less than one percent

(1) Based on 76,765,856 shares of Common Stock outstanding as of September 30, 1998, and the same number of shares outstanding after the offering. Pursuant to the rules of the Commission, certain shares of the Common Stock that a person has the right to acquire within 60 days pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the percentage ownership of such person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2) Includes 2,358 shares held in escrow pursuant to the terms of the acquisition, which escrowed shares may be sold only upon distribution to the selling shareholder under the terms of the escrow.

(3) Includes 2,358 shares held in escrow pursuant to the terms of the acquisition, which escrowed shares may be sold only upon distribution to the selling shareholder under the terms of the escrow.

(4) Includes 2,358 shares held in escrow pursuant to the terms of the acquisition, which escrowed shares may be sold only upon distribution to the selling shareholder under the terms of the escrow.

(5) Includes 4,129 shares held in escrow pursuant to the terms of the acquisition, which escrowed shares may be sold only upon distribution to the selling shareholder under the terms of the escrow.

(6) Includes 4,129 shares held in escrow pursuant to the terms of the acquisition, which escrowed shares may be sold only upon distribution to the selling shareholder under the terms of the escrow.

(7) Includes 4,129 shares held in escrow pursuant to the terms of the acquisition, which escrowed shares may be sold only upon distribution to the selling shareholder under the terms of the escrow.

(8) Includes 8,532 shares held in escrow pursuant to the terms of the acquisition, which escrowed shares may be sold only upon distribution to the selling shareholder under the terms of the escrow. Dr. Arvesen is President and a director of Innovex DAS, Inc., a wholly-owned subsidiary of Quintiles.

(9) Includes 8,532 shares held in escrow pursuant to the terms of the acquisition, which escrowed shares may be sold only upon distribution to the selling shareholder under the terms of the escrow. Mr. Johnston is Vice President, Operations and a director of Innovex DAS, Inc., a wholly-owned subsidiary of Quintiles.

(10) Includes 4,142 shares held in escrow pursuant to the terms of the acquisition, which escrowed shares may be sold only upon distribution to the selling shareholder under the terms of the escrow. Mr. Jha is Vice President, International of Innovex DAS, Inc., a wholly-owned subsidiary of Quintiles.

(11) Includes 4,101 shares held in escrow pursuant to the terms of the acquisition, which escrowed shares may be sold only upon distribution to the selling shareholder under the terms of the escrow. Mr. Schellenberg is Vice President, Market Research of Innovex DAS, Inc., a wholly-owned subsidiary of Quintiles.

(12) Includes 1,973 shares held in escrow pursuant to the terms of the acquisition, which escrowed shares may be sold only upon distribution to the selling shareholder under the terms of the escrow. Mr. Farrar is Vice President, Software Development of Innovex DAS, Inc., a wholly-owned subsidiary of Quintiles.

(13) Includes 1,973 shares held in escrow pursuant to the terms of the acquisition, which escrowed shares may be sold only upon distribution to the selling shareholder under the terms of the escrow. Mr. LoSardo is Vice President, Advanced Technologies of Innovex DAS, Inc., a wholly-owned subsidiary of Quintiles.

(14) Includes 190 shares held in escrow pursuant to the terms of the acquisition, which escrowed shares may be sold only upon distribution to the selling shareholder under the terms of the escrow.

(15) Includes 86 shares held in escrow pursuant to the terms of the acquisition, which escrowed shares may be sold only upon distribution to the selling shareholder under the terms of the escrow.

(16) Includes 766 shares held in escrow pursuant to the terms of the acquisition, which escrowed shares may be sold only upon distribution to the selling shareholder under the terms of the escrow.

(17) Includes 357 shares held in escrow pursuant to the terms of the acquisition, which escrowed shares may be sold only upon distribution to the selling shareholder under the terms of the escrow.

(18) Includes 172,473 shares acquired in connection with the acquisition which are held by Mr. Bernardo's wife, Loretta Bernardo. Also includes 38,327 shares held in escrow pursuant to the terms of the acquisition, which escrowed shares may be sold only upon distribution to Mr. Bernardo and Loretta Bernardo under the terms of the escrow. In the offering, Mr. Bernardo and Loretta Bernardo each are selling 63,240 shares. Mr. Bernardo is Chief Operating Officer and a director of Simirex, Inc. and is Vice President and a director of Simirex International, Ltd., both wholly-owned subsidiaries of Quintiles.

(19) Includes 172,473 shares acquired in connection with the acquisition which are held by Mrs. Bernardo's husband, Peter Bernardo. Includes 38,327 shares held in escrow pursuant to the terms of the acquisition, which escrowed shares may be sold only upon distribution to Mrs. Bernardo and Peter Bernardo under the terms of the escrow. In the offering, Peter Bernardo and Mrs. Bernardo each are selling 63,240 shares. Mrs. Bernardo is Senior Director and Chief Financial Officer and a director of Simirex, Inc. and is President and Treasurer and a director of Simirex International, Ltd., both wholly-owned subsidiaries of Quintiles.

(20) Includes 58,117 shares held in escrow pursuant to the terms of the acquisition, which escrowed shares may be sold only upon distribution to the selling shareholder under the terms of the escrow.

(21) Includes 8,302 shares held in escrow pursuant to the terms of the acquisition, which escrowed shares may be sold only upon distribution to the selling shareholder under the terms of the escrow.

(22) Includes 39,264 shares held in escrow pursuant to the terms of the acquisition, which escrowed shares may be sold only upon distribution to the selling shareholder under the terms of the escrow. Dr. Johnson is President and serves on the board of directors of QED International, Inc., a wholly-owned subsidiary of Quintiles.

(23) Includes 13,088 shares held in escrow pursuant to the terms of the acquisition, which escrowed shares may be sold only upon distribution to the selling shareholder under the terms of the escrow. Mr. Blink is Vice President and serves on the board of directors of QED International, Inc., a wholly-owned subsidiary of Quintiles.

(24) Includes 6,307 shares held in escrow pursuant to the terms of the acquisition, which escrowed shares may be sold only upon distribution to the selling shareholder under the terms of the escrow.

(25) Includes 740 shares held in escrow pursuant to the terms of the acquisition, which escrowed shares may be sold only upon distribution to the selling shareholder under the terms of the escrow.

(26) Includes 740 shares held in escrow pursuant to the terms of the acquisition, which escrowed shares may be sold only upon distribution to the selling shareholder under the terms of the escrow.



                              PLAN OF DISTRIBUTION

METHODS OF OFFERS AND SALES

     The selling shareholders may sell the shares at various times in one or more of the following transactions (which may include block transactions):

         - on the Nasdaq National Market;

         - in negotiated transactions;

         - through put or call transactions related to the shares;

         - in connection with short sales of Quintiles stock; or

         - in a combination of any of the above transactions.

     The selling shareholders may sell their shares at market prices prevailing at the time of sale, at prices related to the prevailing market price or at negotiated prices.

     If any selling shareholder uses broker-dealers, such broker-dealers may receive commissions or discounts from the selling shareholders, or they may receive commissions from the purchaser for whom they acted as agent or to whom they sell as principal (or both). There is the possibility that the selling shareholders and the broker-dealers (who effect sales) may be deemed to be "underwriters" under the Securities Act, and their commissions or discounts regarded as underwriters' compensation. Because of this possibility, the selling shareholders must comply with the prospectus delivery requirements of the Securities Act.

     Each selling shareholder has agreed to notify us upon entering into an arrangement with a broker- dealer for the sale of shares through any one or more of the following methods:

         - a block trade,

         - a special offering,

         - an exchange distribution or secondary distribution, or

         - purchase by a broker or a dealer.

     Once we receive such notification, if required, we will file a prospectus supplement pursuant to Rule 424(b) of the Securities Act describing: (1) the broker-dealer's name; (2) the number of shares involved; (3) the commissions paid to the broker-dealer; (4) the discounts given or concessions allowed to the broker dealer; (5) a statement that the broker-dealer did not conduct any investigation to verify the information contained in or incorporated by reference in this prospectus (if applicable); and (6) other material facts of the transaction.

     The selling shareholders also may sell all or a portion of the shares in open-market transactions in reliance on Rule 144 under the Securities Act, provided that they can satisfy the requirements of that rule.

     The selling shareholders' rights to be included in this registration statement and prospectus are not transferable. Nevertheless, we may permit certain donees, such as charitable organizations, who may receive shares from a selling shareholder after the date of this prospectus, to sell their shares under this prospectus. Any such donee may sell the shares in accordance with the terms described in this plan of distribution. We will not receive any of the proceeds from such sales.

DURATION OF RESALE PERIOD UNDER THIS PROSPECTUS

     We anticipate that the registration statement shall remain effective as to each selling shareholder group until the earlier of (1) the date when all of the shares included in the registration statement have been distributed to the public; or (2) the date as set forth in the table below with respect to each group.



    Selling Shareholder Group                                    Termination of Offering
    ===================================================        =====================================================
     Crossbox, Ltd.                                            May 31, 1999

     ClinData International (Proprietary) Limited              May 26, 1999 (the date the selling
                                                               shareholders' shares become eligible
                                                               for resale under Rule 144 of the
                                                               Securities Act)

     Data Analysis Systems, Inc.*                              120 days following the lapse of the pooling
                                                               restriction (which is expected to occur in early 1999)

     Simirex, Inc.*                                            October 8, 1999



    Selling Shareholder Group                                    Termination of Offering
    ===================================================        =====================================================

     The Royce Consultancy, plc*                               August 24, 1999 (the date the
                                                               selling shareholders' shares become
                                                               eligible for resale under Rule 144
                                                               of the Securities Act)

     QED International, Inc.*                                  October 12, 1999

     H2V S.A.                                                  October 9, 1999 (the date the selling shareholders'
                                                               shares become eligible for resale under Rule 144 of
                                                               the Securities Act)

     Richard J. Fordham                                        October 31, 1999

---------------------
     * Certain of the selling shareholders may not sell (or otherwise reduce their risk relative to their shares) for a certain period of time as required by the pooling of interests accounting rules. The restricted period ends once we have published financial statements covering at least 30 days of our operations combined with each pooled or merged company. Thus, the selling shareholders may be unable to immediately sell all or any of the shares.

COSTS AND INDEMNIFICATION

     We will pay our own legal and accounting fees, all registration and filing fees attributable to the registration of the shares, any legal fees and filing fees relating to state securities or "blue sky" filings, the filing fee payable to The Nasdaq Stock Market, and all printing fees incurred in connection with the preparation of the registration statement. Each selling shareholder will pay his, her or its own legal fees. The selling shareholders will pay any selling discounts and commissions and stock transfer taxes applicable to a sale of shares.


     We have agreed to indemnify certain of the selling shareholders and their officers and directors, and each person who controls such selling shareholder, in certain circumstances against certain liabilities, including liabilities arising under the Securities Act. The same selling shareholders have agreed to indemnify us and our directors and officers and each person who controls us on similar terms.

               WHERE YOU CAN FIND MORE INFORMATION ABOUT QUINTILES

We file reports, proxy statements and other information with the SEC. You may read and copy any of these materials at the SEC's public reference room in Washington, D.C. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. You can also find our SEC filings on the SEC's web site at http://www.sec.gov.

The SEC allows us to "incorporate by reference" in this prospectus the information we file with them. This means that we can disclose important information to you by referring you to those documents. Any information we incorporate by reference is considered part of this prospectus, and any information we later file with the SEC will automatically update and supersede the information in this prospectus.

We incorporate by reference in this prospectus and refer you to the documents listed below (File No. 000-23520):

         1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 1997;


         2. Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

         3. Our Current Reports on Form 8-K dated February 2, 1998, February 4, 1998, February 26, 1998, February 26, 1998 (as amended March 20, 1998 on Form 8-K/A), March 20, 1998, April 22, 1998, July 22, 1998,
            October 21, 1998, December 16, 1998, December 17, 1998, January 27, 1999 and January 27, 1999;


         4. The description of our Common Stock contained in our Registration Statement on Form 8-A, filed with the SEC on February 28, 1994 and amended on April 11, 1994; and

         5. All other documents we file with the SEC pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act of 1934 after the date of this prospectus and before the end of this offering.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following:


         Investor Relations
         Quintiles Transnational Corp.
         4709 Creekstone Drive
         Riverbirch Building, Suite 200
         Durham, North Carolina 27703-8411
         (919) 998-2000


You should also note that the SEC considers this prospectus to be part of a registration statement filed with the SEC (Registration No. 333-65743). Since this prospectus omits certain portions of the information provided in the registration statement, we also refer you to that document.

================================================================================
YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU DIFFERENT INFORMATION. THE SELLING SHAREHOLDERS WILL NOT MAKE AN OFFER OF THESE SHARES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS, OR ANY SUPPLEMENT, IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.
================================================================================

                           FORWARD LOOKING STATEMENTS

We make statements in this prospectus and in the documents incorporated by reference that fall within the definition of "forward looking statements" found in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by our use of words like "may," "will," "expect," "anticipate," "estimate," or "continue" or comparable terms and phrases.

Forward looking statements represent our judgment about the future and are not guarantees of our future performance. Certain risks and uncertainties could cause our actual operating results and financial position to differ materially from our projections, including the considerations described in connection with specific forward looking statements, factors discussed in this prospectus under the caption "Risk Factors You Should Consider" and other cautionary statements you may find in this prospectus and in the documents we incorporate by reference. Therefore, we caution you not to place undue reliance on forward looking statements. Such forward looking statements represent our estimates and assumptions only as of the date of this prospectus.

                                  LEGAL MATTERS

Our lawyers, Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., will issue a legal opinion concerning the legality of the selling shareholders' shares. Smith Anderson lawyers own in the aggregate approximately 4,319 shares of Quintiles stock.

                                     EXPERTS


Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Current Report on Form 8-K dated January 27, 1999, as set forth in their report, which is incorporated by reference in this prospectus. Our consolidated financial statements are incorporated by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  Other Expenses of Issuance and Distribution.

         The following table shows the estimated expenses of the issuance and distribution of securities offered hereby. The selling shareholders will not bear any of these expenses.


SEC Registration Fee...........................................................           $   15,078.45
Legal Fees and Expenses........................................................           $   50,000.00
Accounting Fees and Expenses...................................................           $  100,000.00
Printing and Related Expenses..................................................           $    1,500.00
Miscellaneous Expenses.........................................................           $    5,421.55
                                                                                          -------------
         Total.................................................................           $  172,000.00
                                                                                          =============



ITEM 15. Indemnification of Directors and Officers

         Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act permit a corporation to indemnify its directors, officers, employees or agents under either or both a statutory or nonstatutory scheme of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director, officer, employee or agent of the corporation who was, is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative, because of the fact that such person was a director, officer, agent or employee of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) and reasonable expenses incurred in connection with a proceeding (including counsel fees), but no such indemnification may be granted unless such director, officer, agent or employee
(i) conducted himself in good faith, (ii) reasonably believed (1) that any action taken in his official capacity with the corporation was in the best interest of the corporation or (2) that in all other cases his conduct at least was not opposed to the corporation's best interest, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Whether a director has met the requisite standard of conduct for the type of indemnification set forth above is determined by the board of directors, a committee of directors, special legal counsel or the shareholders in accordance with Section 55-8-55. A corporation may not indemnify a director under the statutory scheme in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding in which a director was adjudged liable on the basis of having received an improper personal benefit.

         In addition to, and separate and apart from the indemnification described above under the statutory scheme, Section 55-8-57 of the North Carolina Business Corporation Act permits a corporation to indemnify or agree to indemnify any of its directors, officers, employees or agents against liability and expenses (including attorney's fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in any of the foregoing capacities;
provided, however, that a corporation may not indemnify or agree to indemnify a person against liability or expenses such person may incur on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation. The Company's bylaws provide for indemnification to the fullest extent permitted under the North Carolina Business Corporation Act, provided, however, that the Company will indemnify any person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the Board of Directors of the Company. Accordingly, the Company may indemnify its directors, officers and employees in accordance with either the statutory or the non-statutory standard.

         Sections 55-8-52 and 55-8-56 of the North Carolina Business Corporation Act require a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was a party. Unless prohibited by the articles of incorporation, a director or officer also may make application and obtain court-ordered indemnification if the court determines that such director or officer is fairly and reasonably entitled to such indemnification as provided in Sections 55-8-54 and 55-8-56.

         Finally, Section 55-8-57 of the North Carolina Business Corporation Act provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such persons, whether or not the corporation is otherwise authorized by the North Carolina Business Corporation Act to indemnify such party. The Company's directors and officers are currently covered under directors' and officers' insurance policies maintained by the Company.

         As permitted by North Carolina law, Article XI of the Company's Articles of Incorporation limits the personal liability of directors for monetary damages for breaches of duty as a director provided that such limitation will not apply to (i) acts or omissions that the director at the time of the breach knew or believed were clearly in conflict with the best interests of the Company, (ii) any liability for unlawful distributions under N.C. Gen. Stat. Section 55-8-33 of the North Carolina Business Corporation Act, (iii) any transaction from which the director derived an improper personal benefit, or
(iv) acts or omissions occurring prior to the date the provision became effective.

ITEM 16. Exhibits

         The following documents (unless indicated) are filed herewith and made a part of this Registration Statement.


Exhibit
Number               Description of Exhibit
-----                ----------------------
4.01(1)             Specimen Common Stock Certificate
4.02(2)             Amended and Restated Articles of Incorporation, as amended
4.03(3)             Amended and Restated Bylaws
4.04*               Terms of registration rights granted by Quintiles to the
                    Crossbox, Ltd selling stockholders
4.05*               Terms of registration rights granted by Quintiles to the
                    ClinData International (Proprietary) Ltd. selling
                    shareholders
4.06*               Terms of registration rights granted by Quintiles to the
                    Data Analysis Systems, Inc. selling shareholders


4.07*               Terms of registration rights granted by Quintiles to the
                    Simirex, Inc. selling shareholders
4.08*               Terms of registration rights granted by Quintiles to the
                    Royce Consultancy, plc selling shareholders
4.09*               Terms of registration rights granted by Quintiles to the QED
                    International, Inc. selling shareholders
4.10*               Terms of registration rights granted by Quintiles to the H2V
                    S.A. selling shareholders
4.11*               Terms of registration rights granted by Quintiles to Richard
                    J. Fordham
5.01                Opinion of Smith, Anderson, Blount, Dorsett, Mitchell &
                    Jernigan, L.L.P. regarding legality of securities being
                    registered
23.01               Consent of Ernst & Young LLP
23.02               Consent of PricewaterhouseCoopers LLP
23.03               Consent of KPMG
23.04               Consent of PricewaterhouseCoopers LLP
23.05               Consent of Ernst & Young LLP
23.06               Consent of Arthur Andersen LLP
23.07               Consent of Smith, Anderson, Blount, Dorsett, Mitchell &
                    Jernigan, L.L.P. (included in Exhibit 5.01 hereto)
24.01*              Power of Attorney

         ---------------
         *        Previously filed

         (1) Exhibit to the Company's Registration Statement on Form S-1, as amended, (Registration No. 33-75766) as filed with the Commission, effective April 20, 1994, and incorporated herein by reference.
         (2) Exhibit to the Company's Registration Statement on Form S-3, as amended, (Registration No. 333-19009) as filed with the Commission, effective February 21, 1997, and incorporated herein by reference.
         (3) Exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 as filed with the Commission on March 25 1996, as amended on May 16, 1996 and incorporated herein by reference.

ITEM 17.    Undertakings

The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers and sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Durham, State of North Carolina, on Janaury 27, 1999.


                                   QUINTILES TRANSNATIONAL CORP.


                                   By: /s/ Dennis B. Gillings
                                       -------------------------------------
                                       Dennis B. Gillings, Ph.D.
                                       Chairman of the Board of Directors
                                       and Chief Executive officer

         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons as of January 27, 1999 in the capacities indicated.



Signature                                              Title
---------                                              -----
/s/ Dennis B. Gillings                                 Chairman of the Board of Directors and Chief Executive Officer
-------------------------------------
Dennis B. Gillings, Ph.D.

                  *                                    President, Chief Operating Officer and Director
-------------------------------------
Santo J. Costa

/s/ Rachel R. Selisker                                 Chief Financial Officer, Executive Vice President Finance,
-------------------------------------                  and Director (Principal accounting and financial officer)
Rachel R. Selisker

                   *                                   Director
-------------------------------------
Robert C. Bishop, Ph.D.

                   *                                   Director
-------------------------------------
E.G. F. Brown

                   *                                   Director
-------------------------------------
Vaughn D. Bryson

                   *                                   Director
-------------------------------------
Chester W. Douglass, Ph.D.

                   *                                   Director
-------------------------------------
Lawrence S. Lewin

                   *                                   Director
-------------------------------------
Arthur M. Pappas

                   *                                   Director
-------------------------------------
Ludo J. Reynders, Ph.D

                   *                                   Director
-------------------------------------
Eric J. Topol, M.D.

                   *                                   Director
-------------------------------------
Virginia V. Weldon, M.D.

                   *                                   Director
-------------------------------------
David F. White



* By: /s/ Rachel R. Selisker                         * By:  /s/ Dennis B. Gillings
      ------------------------------                        -------------------------------
          Rachel R. Selisker                                    Dennis B. Gillings, Ph.D.


EXHIBIT INDEX

Exhibit
Number               Description of Exhibit
------               ----------------------

4.01(1)             Specimen Common Stock Certificate

4.02(2)             Amended and Restated Articles of Incorporation, as amended

4.03(3)             Amended and Restated Bylaws

4.04* Terms of registration rights granted by Quintiles to the Crossbox, Ltd selling stockholders

4.05* Terms of registration rights granted by Quintiles to the ClinData International (Proprietary) Ltd. selling shareholders

4.06* Terms of registration rights granted by Quintiles to the Data Analysis Systems, Inc. selling shareholders

4.07* Terms of registration rights granted by Quintiles to the Simirex, Inc. selling shareholders

4.08* Terms of registration rights granted by Quintiles to the Royce Consultancy, plc selling shareholders

4.09*               Terms of registration rights granted by Quintiles to the QED
                    International, Inc. selling shareholders

4.10*               Terms of registration rights granted by Quintiles to the H2V
                    S.A. selling shareholders

4.11*               Terms of registration rights granted by Quintiles to Richard
                    J. Fordham

5.01                Opinion of Smith, Anderson, Blount, Dorsett, Mitchell &
                    Jernigan, L.L.P. regarding legality of securities being registered

23.01               Consent of Ernst & Young LLP

23.02               Consent of PricewaterhouseCoopers LLP

23.03               Consent of KPMG

23.04               Consent of PricewaterhouseCoopers LLP

23.05               Consent of Ernst & Young LLP

23.06               Consent of Arthur Andersen LLP

23.07               Consent of Smith, Anderson, Blount, Dorsett, Mitchell &
                    Jernigan, L.L.P. (included in Exhibit 5.01 hereto)

24.01*              Power of Attorney

         ---------------
         *        Previously filed


         (1) Exhibit to the Company's Registration Statement on Form S-1, as amended, (Registration No. 33-75766) as filed with the Commission, effective April 20, 1994, and incorporated herein by reference.
         (2) Exhibit to the Company's Registration Statement on Form S-3, as amended, (Registration No. 333-19009) as filed with the Commission, effective February 21, 1997, and incorporated herein by reference.
         (3) Exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 as filed with the Commission on March 25 1996, as amended on May 16, 1996 and incorporated herein by reference.